Exb. 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-103429) pertaining to Northrop Grumman Space & Mission Systems Corp. Savings Plan (formerly The TRW Employee Stock Ownership and Savings Plan) of our report dated May 21, 2003, with respect to the statement of net assets available for benefits of Northrop Grumman Space & Mission Systems Corp. Savings Plan (formerly The TRW Employee Stock Ownership and Savings Plan) included in this Annual Report (Form 11-K) for the year ended December 31, 2003.


                                                /s/ Ernst & Young LLP


Cleveland, Ohio
June 25, 2004